Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between J. David Boyle II (“Employee”) and AVI BioPharma, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Employment Agreement dated July 24, 2008, as amended, which shall expire effective July 24, 2011 (the “Employment Agreement”) and a Confidential Proprietary Rights and Non-Disclosure Agreement with the Company dated September 25, 2009 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into five Notices of Grant of Stock Options and Option Agreements, effective August 18, 2008 (“Option 1”), February 10, 2009 (“Option 2”), February 9, 2010 (“Option 3”), March 9, 2010 (“Option 4”) and April 20, 2010 (“Option 5”) (collectively, the “Option Agreements”), granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2002 Equity Incentive Plan and the Option Agreements (collectively the “Stock Agreements”);

WHEREAS, Employee’s last day of employment with the Company shall be July 24, 2011 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. Subject to the Agreement being effective and irrevocable, the Company agrees (a) to pay Employee One Hundred Thirteen Thousand Five Hundred Six Dollars and 68/100 ($113,506.68) less legally required and authorized withholdings, with such payment to be made no later than September 1, 2011; (b) to release Employee from the post-employment, non-competition obligations set forth in Section 7(a) of the Employment Agreement; (c) to accelerate the vesting of Option 1, such that the shares underlying Option 1 will be fully vested and exercisable as of the Separation Date (the “Acceleration”), and (d) to extend the post-termination exercise period for all of the Option Agreements, such that the shares underlying such option awards that are vested as of the Separation Date will remain exercisable until 1:00 p.m., Pacific time, on December 30, 2011; provided, however, that in no event shall the extension of the post-termination exercise period have a duration beyond (i) the original termination date of each option or (ii) the 10-year anniversary of each option’s grant date (the “Exercise Extension”). Employee acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Separation Date, including the accelerated vesting of Option 1 as provided herein. Employee acknowledges that as of the Separation Date and after giving effect to the Acceleration, Employee will have vested in 350,000 shares subject to Option 1, 100,000 shares subject to Option 2, 60,000 shares subject to Option 3, 33,333 shares subject to Option 4 and 50,000 shares subject to Option 5 and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements, as modified by the Exercise Extension.

3. Benefits. Employee’s health insurance benefits shall cease on the last day of July 2011, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, accrued salary in the final pay period of Employee’s employment through July 24, 2011, and pay for Employee’s accrued and unused PTO, which Employee believes to be 83.68 hours, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with the Company.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; any of the laws of the state of Washington, including, but not limited to, RCW 49 et seq, except as prohibited by law; and any of the laws of the state of Oregon (or any other applicable jurisdiction) that are subject to release, including any and all amendments thereto and regulations thereunder;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee’s release of claims does not extinguish or diminish Employee’s right to defense and/or indemnification as to claims or causes of action asserted against Employee arising from his employment as an officer of the Company to the extent such right exists under the Indemnification Agreement between Employee and the Company, dated October 4, 2010, the Company’s Articles of Incorporation, By-laws, or applicable law.

Except for claims or causes of action against Employee for which Employee would not be entitled to indemnification and defense under the Indemnification Agreement between Employee and the Company, dated October 4, 2010, the Company’s Articles of Incorporation, By-laws, or applicable law if brought by a third party, the Company and its successors and assigns hereby and forever release Employee, and his respective heirs, family members, executors, agents, and assigns (“Employee Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against any of the Employee Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; and

b. any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the releases set forth in this Section 5 shall be and remain in effect in all respects as complete general releases as to the matters released. These releases do not extend to any obligations incurred under this Agreement.

6. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Parties agree that any changes made in the course of negotiating the terms of this Agreement will not restart the running of the 21-day period.

7. Unknown Claims. Employee acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect, except as to such claims as are expressly reserved by the Employee in Section 5 above. The Company acknowledges that it has consulted with legal counsel and that it is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. The Company, being aware of said principle, agrees to expressly waive any rights it may have to that effect, as well as under any other statute or common law principles of similar effect, except as to such claims as are expressly reserved by the Company in Section 5 above.

8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against the Employee or any of the other Employee Releasees. The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against the Employee or any of the other Employee Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s undersigned counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit him to make additional disclosures. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to any ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment, and which shall in all cases comply with the Company’s obligations in this Section. The Company agrees that its executive officers and directors, so long as they remain affiliated with the Company, will refrain from any disparagement, defamation, libel, or slander of the Employee, and will refrain from any tortious interference with the contracts and relationships of Employee.

14. Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of any waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law.

15. No Admission of Liability. Each party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee and the Company. No action taken by the Company or the Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.

16. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN KING COUNTY, WASHINGTON, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH WASHINGTON LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL WASHINGTON LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH WASHINGTON LAW, WASHINGTON LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS, INCLUDING THE ARBITRATOR’S FEES, TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Section 409A. This Agreement is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations and official IRS guidance thereunder (collectively, “Section 409A”). All ambiguities and/or ambiguous terms shall be interpreted to be exempt from, or comply with, Section 409A.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of any waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements.

26. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

27. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Washington.

28. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

29. Expiration of Agreement. This Agreement is executable until 5:00 p.m., PDT, on August 3, 2011 (the “Expiration Time”). This Agreement is null & void if the Company has not received a copy of the Agreement executed by the Employee on or before the Expiration Time.

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

J. DAVID BOYLE II, an individual

Dated: July 22, 2011	/s/ J. David Boyle II
J. David Boyle II

AVI BIOPHARMA, INC.

Dated: July 24, 2011	By	/s/ Christopher Garabedian
Name: Christopher Garabedian
Title: President and Chief Executive Officer